Exhibit 10.1

FORM OF 2003 STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered by and between Pixelplus Co., Limited. (the “Company”) and                                      (Korean Resident ID Number:                         ) (the “Grantee”) for the grant of stock options to buy the shares of the Company on the terms and conditions as follows:

Article 1 (Exercise Price)

KRW         (par value) per share (March 14, 2003)

Article 2 (Type and Number of Shares)

                    registered common shares

Article 3 (Method of Grant)

Stock options shall be granted in any of the following methods as to be determined later by the board of directors of the Company (the “BOD”) pursuant to resolution of the BOD meeting dated March 14, 2003, approving the grant of stock options to the Grantee: (i) issuance of new shares; (ii) purchase and delivery of treasury shares; or (iii) payment of cash for the difference (between the exercise price of the stock option ad the market price of such shares, multiplied by the number of exercised options).

Article 4 (Exercise Period and Exercise Conditions)

	The Grantee may exercise his stock options within three (3) years commencing from the 2nd anniversary of the date of stock option grant (March 14, 2003) (commencement date: March 14, 2003, expiration date: March 14, 2008), and in order to exercise the stock option during the above period, the Grantee shall have served the Company for two (2) years or more from the date of the stock option grant, which is the mandatory holding period for the stock option. In the event that the Grantee shall have served the Company for more than two (2) years, but less than three (3) years, the stock options exercisable by the Grantee shall be determined as follows based on the actual days of the employment from the date of stock option grant (provided, however, that in cases of outside directors, the actual days lapsed in the director’s tenure shall be the basis for such calculation):

Number of exercisable stock options = number of shares granted x number of actual month lapsed/24 months (any fractional share shall not be counted toward the calculation.).

‚	Provided, however, that with respect to ***** shares, Paragraph 1 above shall not apply after the expiration of the mandatory two (2) holding period.

Article 5 (Exercise Procedures)

	In the event that the Grantee wishes to exercise his stock options, the Grantee shall submit a written application for the exercise of the stock options to the Company.

‚	The date when the Grantee submits the written application shall be the (basis) date of the application of the stock option exercise (the “Application Date”).

ƒ	In cases where the stock options are exercised by issuance of new shares or purchase/delivery of the treasury shares, the Grantee shall pay the exercise price within seven (7) days from the Application Date (excluding the Application Date), and the Company shall issue new shares or purchase and deliver the treasury shares to the Grantee within one (1) month of the Application Date.

Article 6 (Adjustment of Exercise Price and Number of Exercisable Shares)

In any of the following cases, which would results in dilution of the share value, after the date of the BOD meeting granting stock options (March 14, 2003), the exercise price and/or the number of shares granted under the stock option shall be adjusted upon resolution of a BOD meeting. Provided, however, that any fractional share shall not be counted for the calculation while amount less than KRW 1 shall be rounded up.

	In cases where the total number of [issued] shares becomes more than 8,000,000, the number of exercisable shares shall be adjusted as follows:

(8,000,000 shares or more, but 10,000,000 shares or less: number of stock options x 9,000,000/8,000,000)

(10,000,000 shares or more, but 12,000,000 shares or less: number of stock options x 11,000,000/8,000,000)

(More than 12,000,000 shares, but 14,000,000 or less: number of stock options x 13,000,000/8,000,000)

‚	In cases of stock split or reverse split,

Exercise Price (after the adjustment) = (original exercise price x par value after the split/reverse-split)/par value before the split/reverse-split.

Number of shares (after the adjustment) = (original number of shares granted x par value before the split/reverse-split)/par value after the split/reverse-split.

Article 7 (Time and Period of Exercise)

The Grantee may freely exercise the stock options in whole or a part in several occasions during the exercise period to the extent permitted under the applicable laws, the articles of incorporation of the Company, and the relevant by-laws or internal regulations on stock option. Provided, however, that the Company may place restrictions on the time and period of the stock option exercise in special/extraordinary circumstances.

Article 8 (Validity of Stock Option Grant)

	The stock options granted hereunder shall not be transferred, assigned, or provided as collateral, to a third party, and if so transferred, assigned or provided as collateral, the stock options granted to the Grantee shall no longer be valid.

‚	If the Grantee resigns or retires from his position at the Company within two (2) years after the stock option grant hereunder, the stock option shall become invalid, and in such case, the date of resignation or the retirement shall be the date on which the internal assignment order thereof has been rendered.

Article 9 (Cancellation of Stock Option)

In any of the following cases, the Company may cancel the stock options, and in such cases, the Company shall immediately notify the Grantee of the cancellation.

	If the Grantee willfully or negligently inflicts material damage or losses to the Company;

‚	If the Company cannot respond to the exercise of stock options by the Grantee due to bankruptcy or dissolution, etc. Provided, however, that the above provision shall not apply in case of dissolution of the Company upon merger; or

ƒ	If attachment, provisional attachment, or any order/judgment of similar nature of a court or an administrative agency is placed or rendered with respect to the stock options and continues to be effective for two (2) months or more.

Article 10 (Succession of Stock Options)

In the event that the Grantee dies, the lawful heir or the successor of the Grantee may acquire the stock options by succession.

Article 11 (Tax Deduction)

	The profits realized upon exercise of the stock option shall be taxed (or tax-deducted) in accordance with the applicable laws and regulations.

‚	If the Grantee wishes to have himself be available for any income tax deduction upon exercise of the stock options, the Grantee shall submit the application for such tax deduction to the Company (which has the duty to withhold the Grantee’s income tax) as prescribed by the applicable laws and regulations by the date on which the Grantee receives the monthly wage for the first month of the fiscal year immediately following the fiscal year when the Grantee exercises the stock options.

Article 12 (Grantee’s Compliance with Applicable Laws)

When selling shares acquired upon the exercise of the stock option, the Grantee shall not violate either Article 188-2 (Prohibition on Use of Undisclosed Information) or Article 188-4 (Prohibition on Unfair Transactions such as Market Manipulation, etc.).

Article 13 (Others)

	Matters not specifically provided for in this Agreement shall be determined pursuant to the applicable laws and regulations, rules and regulations of the Financial Supervisory Commission, the articles of incorporation of the Company, and the Company by-laws on operation of stock options.

‚	If any term or provision of this Agreement turns out to be in violation of any mandatory provisions of the applicable laws and/or regulations in any respect due to enactment, amendment, modification of the applicable laws and regulations, this Agreement shall be deemed to have been amended to be in compliance with such mandatory provisions.

IN WITNESS WHEREOF, this Agreement shall be executed in one (1) original, and after this Agreement is executed by the parties, the Company shall keep the original and deliver a copy to the Grantee.

* Attachment: Agreement on Parties’ Undertakings

“Company”: Pixelplus Co., Ltd.	“Grantee”:	Employer: Pixelplus Co., Ltd.
Employee
Resident ID #:

Representative Director Seo Kyu Lee		Name:
Kyunggi Venture Bldg. Suwon Center
101, Ingae-dong, Paldal-gu, Suwon, Korea

Agreement on Parties’ Undertakings

Pixelplus Co., Limited (the “Company”) and                                  (Korean Resident ID Number:                                        ) (the “Grantee”) hereby agree as follows with respect to stock options granted to the Grantee (the “Stock Options”):

Article 1 The Grantee shall not raise any objection to the Company’s decision to assign (dispatch) him to a post at one of the split-up companies in the event that the Stock Options are cancelled on the ground that he resigns or retires from the current position at the Company due to such assignment.

Article 2 If the Stock Options are cancelled as stipulated in Article 1 above, the Company shall take necessary actions to have the split-up company grant stock options, which is equivalent to the Stock Options, to the Grantee.

Article 3 The Grantee shall, in exercising the Stock Options, comply with the provisions of the Stock Option Agreement and the Company by-laws on operation of stock options, and shall not disclose the grant and the number of shares granted to the Grantee. If the Company directly or indirectly suffers any losses or damage due to the Grantee’s non-compliance with the above provision, the Grantee shall not raise any objection or claim even if the Stock Options are cancelled.

IN WITNESS WHEREOF, this Agreement shall be executed in one (1) original, and after this Agreement is executed by the parties, the Company shall keep the original and deliver a copy to the Grantee.

“Company”: Pixelplus Co., Ltd.	“Grantee”:	Employer: Pixelplus Co., Ltd.
Employee
Resident ID #:

Representative Director Seo Kyu Lee		Name: